UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 28, 1998
                Date of Report (Date of earliest event reported)

                      PRIME MOTOR INNS LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

         Delaware                         1-9311                22-2754689
(State or other jurisdiction of         (Commission          (I.R.S. Employer
incorporation or organization)         File Number)         Identification No.)

                                     c/o WHI

                                 4243 Hunt Road
                             Cincinnati, Ohio 45242

               (Address of principal offices, including zip code)

                                 (513) 891-2920
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

     On May 28, 1998, Prime Motor Inns Limited Partnership (the "Partnership") sold the Partnership's 99% limited partnership interest (the "Interest") in AMI Operating Partners, L.P. ("AMI"), subject to the outstanding obligations of AMI, to Servico Acquisition Corp. ("SAC"), a Florida corporation that is a wholly-owned subsidiary of Servico, Inc. ("Servico"), a Florida corporation, for $12,000,000 in cash. In connection with the transaction, Servico made certain undertakings and indemnifications to the Partnership, Prime-American Realty Corp. (the "General Partner"), the general partner of the Partnership, and the officers and directors of the General Partner. The Interest constituted substantially all of the Partnership's assets and, immediately following the sale, the Partnership dissolved.

     The sale of the Interest and the dissolution of the Partnership comprised a single integrated proposal (the "Proposal") that was subject to the consent of the holders of a majority of the units of limited partnership interest ("Units") in the Partnership. At a meeting held on May 28, 1998, the holders of 2,183,851 Units, representing more than a majority of the 4,000,000 Units, voted in favor of the Proposal and the holders of 8,330 Units voted against the Proposal and the holders of 4,310 Units abstained.

     The Proposal was described in the Proxy Statement of the Partnership dated May 5, 1998 and the Rule 13e-3 Transaction Statement on Schedule 13E-3 of the Partnership, the General Partner and Servico dated April 20, 1998. The sale of the Interest was effected pursuant to the Acquisition Agreement dated as of November 7, 1997, as amended as of March 12, 1998 (the "Agreement"), among Servico, the Partnership, the General Partner and SAC. The dissolution of the Partnership and its subsequent winding up and liquidation are governed by the Plan of Dissolution and Liquidation of the Partnership dated as of May 28, 1998 (the "Plan"). Copies of the Agreement and the Plan are attached as Appendices A and B, respectively, to the Proxy Statement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            PRIME MOTOR INNS LIMITED PARTNERSHIP
                                                       (REGISTRANT)

                                            By: Prime-American Realty Corp.
                                            General Partner



Date:  June 5, 1998                         By: /s/ S. Leonard Okin
                                                --------------------------------
                                                S. Leonard Okin
                                                Vice President